NEWS   FROM
Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  August 31, 2007
CONTACT:  Celesta Miracle - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Is Evaluating
Formation of a Master Limited Partnership and Adopts Stockholder Rights Plan

Bridgeport, West Virginia – Petroleum Development Corporation (NASDAQ/GSM: PETD) announced today that it is evaluating the formation of a master limited partnership, or MLP, with select assets from its existing portfolio of producing properties.  The assets being evaluated for initial inclusion in the MLP are long-lived reserves with low associated operating costs and low production decline rates.  PDC would continue to control the assets through its ownership of the general partner of the MLP and would have a significant retained interest in the equity of, and cash flows from, the MLP.  The size of the MLP being considered would involve an initial public offering of $100 to $150 million of common units representing partnership interests in the MLP.  PDC expects that it may use cash generated by the sale of MLP equity to help fund its accelerated drilling program, and PDC expects that the MLP could highlight the value of PDC’s mature assets and provide PDC with a tax-efficient vehicle bearing a low cost of equity for pursuing acquisitions.

PDC also announced that on August 28, 2007 its board of directors adopted a stockholder rights plan in which common stock purchase rights will be distributed as a dividend at the rate of one right for each share of common stock of PDC held by stockholders of record as of the close of business on September 14, 2007.  The stockholder rights plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of PDC without offering a fair price to all of PDC’s stockholders.  The stockholder rights plan was not adopted in response to a takeover offer.  The rights under the stockholder rights plan will expire on September 13, 2017.

PDC’s board of directors adopted the stockholder rights plan in order to enhance the likelihood that all stockholders can benefit over time from successful implementation of PDC’s new strategic direction and participate in the expected enhancement of long-term stockholder value.  The rights under the stockholder rights plan are intended to encourage anyone seeking to acquire PDC to negotiate with the board.

The rights under the stockholder rights plan generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of PDC’s common stock (excluding any stockholder that currently owns more than 15% of PDC’s common stock) or commences a tender or exchange offer upon consummation of which the person or group would beneficially own 15% or more of PDC’s common stock. Prior to a flip-in or flip-over event as described in the stockholder rights plan, each right under the stockholder rights plan will entitle stockholders upon exercise to buy one share of PDC’s common stock for $240.

A more detailed description of the stockholder rights plan and its operation will appear in PDC’s Current Report on Form 8-K, to be filed in the coming days with the Securities and Exchange Commission.  The Form 8-K will be available on PDC’s website:  www.petd.com.

Morgan Stanley is serving as financial advisor to PDC in connection with a general evaluation of PDC’s capital structure, including the potential formation of the MLP and the adoption of the stockholder rights plan.

THIS NEWS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY.  ANY OFFERS, SOLICITATIONS OF OFFERS TO BUY, OR ANY SALES OF SECURITIES WILL ONLY BE MADE IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM.

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About Petroleum Development Corporation
Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, PDC was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of Companies in 2003.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in federal or state tax policy, changes in local or national economic conditions and other risks detailed from time to time in PDC's reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

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